EX-10.12
                       EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") is made and effective this July 1, 2000, by and between Platforms International Corporation, an Oklahoma Corporation ("Company") and William Carl
Martin ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.  Enrollment:

Company hereby agrees to initially employ Executive as its Vice President, Business Development and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2.  Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

3.  Compensation.

Executive will be paid compensation during this Agreement as follows:

A. A base salary of one hundred twenty-five thousand dollars
($125,000) per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

B. Stock Bonus. Executive will be entitled to three million (3,000,000) Shares of the Company's Common Stock at his completion of twelve (12) months of service under this contract. These shares will be issued at the first opportunity after Executive has completed the first twelve (12) months of service as Vice President, Business Development when there are sufficient authorized shares to do so. These shares shall vest to the Executive at a rate of one twelfth per month starting as of July 1, 2000.

4.  Benefits.

A. Holidays. Executive will be entitled to those Holidays the Chief Executive Officer grants.

B. Vacation. Following the first six (6) months of employment, Executive shall be entitled to as many paid vacation days each year as the Chief Executive Officer grants.

C. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

E. Automobile. Company shall provide to Executive with an automobile expense of six hundred dollars ($600) per month.

F. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.  Term and Termination.

The Initial Term of this Agreement shall commence on July 1, 2000 and it shall continue in effect for a period of three (3) years. Thereafter, the agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to one hundred percent (100%) of Executive's base salary. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid fifty percent (50%) of Executive's then applicable base salary .In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

C. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

D. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five
(5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

E. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement. .

6.  Notices.

Any notice required by this Agreement or given in connection with it, shall in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services:

If to Company:

Platforms International Corporation
8939 S. Sepulveda Blvd.
Suite 532
Los Angeles, CA 90045

If to Executive:

William Carl Martin
4524 Tujunga, Unit 9
Studio City, CA 91602

7.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Platforms International Corporation


By: /s/  William C. Martin
William C. Martin
Chief Executive Officer


/s/  William Carl Martin
William Carl Martin